(logo) ncb National Cooperative Bank	2011 Crystal Drive Suite, 8oo Arlington, VA 22202

February 6, 2019

Wells Fargo Commercial Mortgage Securities, Inc. as Depositor

Attn: Anthony Sfarra

375 Park Avenue, 2nd Floor

J0127-023

New York, NY 10152

RE:         Annual Statement as to Compliance

               WFRBS 2013 C12

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2013-C12, as an authorized officer of National Cooperative Bank, N.A. (the “Co-op Special Servicer”), I hereby certify that:

a.        A review of the activities of the Co-op Special Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b.        To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the Reporting Period.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2019.

Best regards,

/s/ Karyn Mann

Karyn Mann

Senior Vice President, Investor Compliance

National Cooperative Bank, N.A.